Exhibit 99.1

COLUMBIA FINANCIAL, INC.

ANNOUNCES COMPLETION OF STOCK OFFERING

Fair Lawn, NJ, April 19, 2018 — Columbia Financial, Inc. (NasdaqGS:CLBK) (the “Company” or “Columbia Financial”), the holding company for Columbia Bank (the “Bank”), announced today that the Company has completed its minority stock offering. Columbia Financial’s stock is expected to trade on the Nasdaq Global Select Market under the trading symbol “CLBK” beginning on April 20, 2018.

In connection with the closing, Columbia Financial issued 62,580,155 shares of its common stock to Columbia Bank MHC, the Company’s mutual holding company, 3,476,675 shares to the Columbia Bank Foundation, Columbia Bank’s charitable foundation, and 49,832,345 shares to depositors of the Bank who subscribed for and were allocated shares in the minority stock offering as well as the Columbia Bank Employee Stock Ownership Plan. The results of the stock offering were previously reported in the Company’s press release dated April 17, 2018. Sandler O’Neill & Partners, L.P. acted as marketing agent and Kilpatrick Townsend & Stockton LLP acted as legal counsel for Columbia Financial in connection with the offering.

“We are very gratified by the response of our customers to our stock offering” commented Thomas J. Kemly, President and Chief Executive Officer of Columbia Financial and Columbia Bank. “We are also particularly pleased with the participation of our directors and employees in the offering, who collectively purchased 2.3 million shares. We welcome all as shareholders of the Company.”

Separately, Columbia Financial also announced that the Company intends to redeem all of its outstanding $50 million principal amount of 8.0% Capital Securities (the “Capital Securities”) issued by Columbia Financial Capital Trust I, a wholly-owned subsidiary of the Company. The Company anticipates that the redemption date for the Capital Securities will be August 15, 2018, the next interest payment date for the Capital Securities.

About Columbia Financial, Inc.

Headquartered in Fair Lawn, New Jersey, Columbia Financial, Inc. is the holding company for Columbia Bank. Columbia Bank operates 48 full-service offices throughout New Jersey and offers a wide range of consumer and commercial products, including online and mobile banking, localized lending centers as well as title, investment and wealth management services. At December 31, 2017, Columbia Financial had total assets of $5.8 billion, deposits of $4.3 billion and stockholder’s equity of $472 million.

Important Information

This press release contains certain forward-looking statements about Columbia Financial, Inc. and the redemption of certain of its outstanding securities. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, delays in commencement of trading in the Company’s shares, delays in the redemption of the Capital Securities, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets and legislative and regulatory changes. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Neither Columbia Financial nor Columbia Bank undertakes any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.